NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2017 FIRST QUARTER LEASING

NEW YORK, NEW YORK (March 8, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that in its fiscal 2017 first quarter, it entered into two leases aggregating approximately 104,000 square feet of its industrial/warehouse space in New England Tradeport (“NE Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut. The lease terms for these two new leases are to start upon completion of tenant improvements, which is expected to be before the end of the fiscal 2017 third quarter. As a result of these two new leases, Griffin’s industrial/warehouse portfolio of twenty-one buildings comprising approximately 2,864,000 square feet located in the Hartford, Connecticut area and the Lehigh Valley of Pennsylvania is essentially fully leased. Also in the fiscal 2017 first quarter, Griffin entered into a full building lease for its approximately 23,000 square foot office/flex building (“204 West Newberry Road”) with a lease term that is expected to begin in the fiscal 2017 fourth quarter. 204 West Newberry Road is currently leased, but the tenant in that building previously informed Griffin that it would not renew its lease when it is scheduled to expire later this year. As of the end of the fiscal 2017 first quarter, Griffin’s total real estate portfolio of approximately 3,297,000 square feet, of which approximately 87% is industrial/warehouse space, was approximately 96% leased, as compared to approximately 93% leased at the end of fiscal 2016.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, Griffin’s expectations regarding the completion of tenant improvements pertaining to the two new NE Tradeport leases; and the timing of occupancy by the tenants in the two new NE Tradeport leases and the new lease of 204 West Newberry Road. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.